As filed with the Securities and Exchange Commission on November 16, 2022

No. 333-234735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-234735

UNDER

THE SECURITIES ACT OF 1933

LogicBio Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1514975
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

65 Hayden Avenue, 2nd Floor Lexington, Massachusetts 02421 (617) 245-0399	Gracie Aguero Corporate Counsel LogicBio Therapeutics, Inc. 65 Hayden Avenue, 2nd Floor Lexington, Massachusetts 02421
(617) 245-0399

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Sebastian L. Fain, Esq.

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, New York 10022

(212) 277-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (Commission File No. 333-234735), originally filed by LogicBio Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on November 15, 2019 (the “Registration Statement”), registering up to $200,000,000 in aggregate principal amount for issuance of the Company’s common stock, preferred stock, warrants and/or units, in any combination, together or separately, in one or more offerings. The Registration Statement became effective on November 25, 2019.

On November 16, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of October 3, 2022 (the “Merger Agreement”), by and among the Company, Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and Camelot Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated in the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Lexington, State of Massachusetts, on this day of November 16, 2022.*

LOGICBIO THERAPEUTICS, INC.

By:	/s/ David E. White
Name: David E. White
Title: Treasurer

* Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.